Restore The Magic

at The Walt Disney Company



March 4, 2024

White Paper: Trian's Case for Change at Disney

March 7, 2024

Join Us For Our Virtual Town Hall: Disney Shareholders Ask

White Paper: Trian's Case for Change at Disney

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Vote for Change at The Walt Disney Company

Disney, the world's most advantaged entertainment company, should have a winning hand in today's evolving consumer entertainment landscape.

Instead, **Disney has lost its way over the past decade.** Shareholders have suffered greatly, losing tens of billions of dollars in value. We believe the root cause of Disney's underperformance is a Board that lacks focus, alignment, and accountability. Nelson Peltz and Jay Rasulo, Trian's Nominees, want to #RestoreTheMagic.

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As shareholders, you have a unique opportunity to vote to strengthen Disney's future at this year's annual meeting.

How To Vote

Disney's Stock: For A Decade, It's Been a Losing Proposition

During the ten years leading up to October 6, 2023 (the trading day prior to Trian resurfacing), there were 2,519 trading days. If a Disney shareholder bought stock on **93%** of those days, their shares would be worth less than they paid.

2,333

Trading days where investors who bought Disney stock in the last decade would be underwater

186

Trading days where investors who bought Disney stock in the last decade would have made money



Source 1

Despite $7.5 Billion of Savings and an "Unprecedented Transformation," Earnings Estimates Have Fallen Materially

The market appears to lack confidence in Disney's $7.5 billion cost-reduction plan. Wall Street consensus estimates for FY 2024 and FY 2025 are now lower than they were when the commitments were made in February 2023.

FY 2025 Consensus Earnings per Share ("EPS") Evolution Since Disney's Initial Announcement of Cost Savings.



$6.61
-17%
FY25E EPS
Revision
$5.48
Feb 23
Mar 23
Apr 23
May 23
Jun 23
Jul 23
Aug 23
Sep 23
Oct 23
Nov 23
Dec 23
Jan 24
Feb 24

KEY TRIAN / SHAREHOLDER QUESTIONS

How does a company allow itself to get to a point where it has $7.5 billion of costs to cut? What went wrong?

Is Disney cutting the "right" costs, like inefficient spend and overhead? Or the "wrong" costs that can hurt long-term growth by limiting overall quality and strong content?

Source 2

What Have Disney Shareholders Gotten for $200 Billion in Capital Investments? Weaker Results.

Despite investing more than **$200 billion** in growth capital since 2018, Disney's financial performance has deteriorated.



Adj. Earnings per Share is Down
$7.08
-47%
$3.76
FY 2018
FY 2023
Free Cash Flow Has Halved
$10B
-50%
$5B
FY 2018
FY 2023
Annual Dividends per Share Plummeted
$1.68
-82%
$0.30
FY 2018
FY 2023

Source 3

Disney's Brand Health Appears to be Deteriorating

The health of the globally recognized Disney brand appears to have deteriorated since 2017, according to Axios Harris 100 poll data:

Disney's Corporate Brand Reputation Has Been Damaged Since 2017

Axios Harris Poll 100 — Annual Reputation Quotient (RQ®) Performance 2013–2023



82.1
70.9
2013
2014
2015
2016
2017
2018
2019
2020 A
2020
2021
2022
2023

Disney's Brand Reputation has fallen from the No. 5 / 100 spot in 2018 and 2019... to No. 77 in 2023

Source 4

The Root Cause: A Board That Lacks Focus, Alignment and Accountability

We believe Disney's Board is the root cause of the Company's underperformance. Despite the Board members' seemingly strong resumés and individual accolades, we believe the board lacks focus, alignment, and accountability.

01 DISTRACTION AND INATTENTION

We believe a glaring lack of focus, alignment, and accountability pervades Disney's board culture

Lack of Focus

Demanding outside priorities distract from oversight of Disney

Lack of Alignment

Limited stock ownership undermines Board-shareholder alignment

Lack of Accountability

Complacency in the face of underperformance breeds underachievement

02 FAILED AT CORE RESPONSIBILITIES

Disney's Directors boast impressive resumes, yet their collective action falls short

- Ineffective Strategy Oversight
- Value-Destructive M&A and Capital Allocation
- Conformist Culture and Lack of Accountability
- Repeated Succession Planning Failures
- Misaligned Executive Compensation
- Poor Shareholder Engagement

03 RECORD OF UNDERPERFORMANCE

Shareholders have witnessed years of financial decline and disappointing total returns

Disney's Relative TSR vs. S&P 500


1-Year
3-Year
5-Year
10-Year
-34%
-66%
-89%
-168%

Disney's TSR vs. Media Industry (Proxy) Peers are Even Worse Over the Same Periods

Source 5

By Disney's Own Standards, Peltz & Rasulo Have More Skills Central to Disney's Strategy Than Lagomasino & Froman

Disney's Director Skills and Performance Matrix
From Disney's 2024 Proxy Statement

	Trian's Nominees		Disney's Nominees as Described by Disney	
Skills Central to Disney's Strategy	**Nelson Peltz**	**Jay Rasulo**	**Lagomasino**	**Froman**
Media and Entertainment[1]	●	●		
Direct-to-Consumer Expertise	●	●		
Technology and Innovation				
Strategic Transformation	●	●		
360 Degree Brand Activation	● ◆	● ◆	●	●
Succession Planning	●	●		
Core Competencies				
Business Development, Mergers and Acquisitions and Growth	●	●	●	●
Corporate Responsibility Experience	● ▲	●	● ▲	● ▲
Executive Management Experience	● +	●	●	●
Finance and Accounting	●	● ■	●	●
Global Business Operations	●	●	●	●
Risk Management	●	●	●	●
Other Attributes				
Cybersecurity				●
Diversity			●	

◆ Denotes particular expertise in brand leadership and integration with consumer experience

▲ Denotes formal service in an ESG thought leadership role

+ Denotes public company CEO

■ Denotes public company CFO

1 Disney added this new "skill" to their matrix for the first time, ahead of this year's proxy contest

Source 6

Trian's Initiatives to Restore the Magic

We want to work with the full Board to focus on the following initiatives:

1. Enhance Corporate Governance & Accountability	• Refresh the Board by adding Nelson Peltz and Jay Rasulo as independent, aligned, and focused Directors • Fix succession process and run a thorough and successful search for a CEO in time for Mr. Iger's 2026 retirement • Align pay with performance by tying the compensation program to outcomes that drive long-term shareholder value • Form a Board-level finance & strategy committee to evaluate progress on recommended initiatives and improve the Board's monitoring of Disney's long-term strategy
2. Accelerate Media Profitability	• Insist management develop and articulate a clear DTC strategy with tangible goals that will achieve Netflix-like margins of 15-20% by 2027 • Explore opportunities to improve DTC engagement and cost structure, including changes to product and marketing strategies and reducing redundant overhead costs • Right-size legacy media business cost structure in light of industry dynamics • Evaluate Disney's organizational structure to improve accountability and efficiency
3. Review of Creative Engine	• Initiate a comprehensive Board-led review of studio operations and culture, including leadership, processes and workflow • Prioritize new intellectual property to reignite the "flywheel" and drive Disney's long-term growth • Explore additional opportunities to enhance the "flywheel" with digital cross-promotion
4. Clarify Strategic Focus	• Issue long-term free cash flow growth target beyond FY 2024 to anchor investors on a clear strategic vision and enhance accountability • Explore strategic partnership(s) for non-core linear assets – benefits include an enhanced focus on linear assets, a preserved strategic alignment with Disney's DTC business, and an improved growth profile for Disney • Insist on a digital strategy for ESPN that has a clear path to attractive financial returns • Refine parks strategy to include tangible return targets on the $60B of Parks CapEx, plans to address new competitive threats to Walt Disney World, and a commitment to improving the guest experience at domestic parks

Trian's Nominees, Nelson Peltz and Jay Rasulo, will bring highly relevant experience, a shareholder's mentality, and a much-needed sense of urgency to Disney's boardroom.

Vote FOR Nelson and Jay, and WITHHOLD on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees.

How To Vote

About Nelson Peltz

Nelson Peltz has been Chief Executive Officer and a Founding Partner of Trian Partners, an investment management firm, since November 2005. Mr. Peltz currently serves as a director of:

- Unilever PLC (NYSE: UL and LSE: ULVR) since July 2022
- Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) (NYSE: MSGS) since September 2015
- The Wendy's Company (NASDAQ: WEN) since September 2008

Mr. Peltz previously served as a director of:

- H. J. Heinz Company (formerly NYSE: HNZ) from September 2006 to June 2013
- Ingersoll-Rand plc (NYSE: IR) from August 2012 to June 2014
- Legg Mason, Inc. (formerly NYSE: LM) from October 2009 to December 2014 and May 2019 to July 2020
- MSG Networks Inc. (formerly NYSE: MSGN) from December 2014 to September 2015
- Mondelēz International, Inc. (NASDAQ: MDLZ) from January 2014 to March 2018
- Sysco Corporation (NYSE: SYY) from August 2015 to August 2021
- The Procter & Gamble Company (NYSE: PG) from March 2018 to October 2021
- Invesco Ltd. (NYSE: IVZ) from October 2020 to February 2022
- Janus Henderson Group plc (NYSE: JHG) from February 2022 to November 2022

Mr. Peltz is actively involved with various civic organizations and serves as a member of the Board of Overseers of the Weill Cornell Medical College and Graduate School of Medical Sciences, a member of the Board of Trustees of NewYork-Presbyterian Hospital, a member of the Board of Governors of NewYork-Presbyterian Foundation, Inc., a member of the Board of Overseers of The Milken Institute, a member of the Honorary Board of Directors of the Prostate Cancer Foundation (formerly known as CaP CURE), a member of the Intrepid Advisory Council and a former member of the Board of Trustees of the Intrepid Museum Foundation.

Mr. Peltz has more than 40 years of business and investment experience, has served for over 20 years as the chairman and chief executive officer of public companies and has served on more than a dozen public company boards. Throughout his professional career, he has developed expertise working with management teams and boards. As a public company director, he has a long track record of prompting bold action to drive operational turnarounds, transformations, effective leadership succession processes, and value creation across numerous industries.

About James A. ("Jay") Rasulo

James A. ("Jay") Rasulo currently serves as an independent advisor to various start-up and emerging companies. He serves on the board of iHeartMedia Inc. (NASDAQ: IHRT), an audio media company, since May 2019, where he is the Lead Independent Director, Chair of the Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Rasulo previously served on the board of Saban Capital Acquisition Corporation (formerly NASDAQ: SCAC) from 2016 to 2019, where he sat on the Audit Committee.

Mr. Rasulo was previously an executive at The Walt Disney Company (NYSE: DIS) from 1986 through 2015, having spent his last five years at Disney as the Company's Chief Financial Officer and Senior Executive Vice President. During his tenure at The Walt Disney Company, among other roles, he served as the Chairman of Walt Disney Parks & Resorts Worldwide and CEO of EuroDisney SCA. Prior to that time, he held strategic positions at Marriott Corporation (NASDAQ: MAR) and Chase Manhattan Bank.

Mr. Rasulo was previously the Chairman of the Los Angeles Philharmonic Association from 2016 through 2019 and has served as its Vice Chairman since 2019. He also previously served as the Chairman of the U.S. Travel Association and Chairman of the U.S. Travel and Tourism Promotion Advisory Board.

Mr. Rasulo is a graduate of Columbia University (BA, Economics) and received his M.A. and M.B.A. from the University of Chicago.

About Trian

Founded in 2005, Trian Fund Management, L.P. ("Trian") is a multi-billion-dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years' operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high-quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Source 1: FactSet as of 10/06/23. Note: Assumes shares are held from purchase date applying each respective closing price through 10/06/23. 10/06/23 represents the trading day prior to the WSJ article titled "Nelson Peltz Boosts Disney Stake, Seeks Board Seats" by Lauren Thomas and Robbie Whelan reporting on Trian's increased beneficial ownership in Disney shares and expected request for Board representation.

Source 2: FactSet as of 02/23/24, SEC filings.

Source 3: SEC filings.

Source 4: Axios, Harris Insights & Analytics, 2023 Axios Harris Poll 100. Note: (1) Axios Harris Poll 100 survey is the result of a partnership between Axios and Harris Poll to gauge the reputation of the most visible brands in America, based on 20 years of Harris Poll research. Methodology: The Axios Harris Poll 100 is a trusted ranking of the reputations of companies most on the minds of Americans, with a framework Harris has used since 1999. 2023 data based on a survey of 16,310 Americans from a nationally representative sample conducted March 13 – 28, 2023. "2020 A" Wave fielded pre-COVID-19 outbreak.

Source 5: FactSet as of 10/06/23. Note: Performance measures Total Shareholder Return ("TSR") through 10/06/23 defined as the total return an investor would receive if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled "Nelson Peltz Boosts Disney Stake, Seeks Board Seats" by Lauren Thomas and Robbie Whelan reporting on Trian's increased beneficial ownership in Disney shares and expected request for Board representation.

Source 6: SEC filings.

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Vote for Change at The Walt Disney Company

The Walt Disney Company is the most advantaged consumer entertainment company in the world and should have had a "winning hand" in today's evolving consumer entertainment landscape.

But instead, Disney lost its way.

Download Full Letter

Trian's Nominees, Nelson Peltz and Jay Rasulo, will bring highly relevant experience, a shareholder's mentality, and a much-needed sense of urgency to Disney's boardroom.

Vote FOR Nelson and Jay, and WITHHOLD on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees.

How To Vote

About Nelson Peltz

About James A. ("Jay") Rasulo

About Trian

Trian Issues White Paper on the Walt Disney Company

Describes Years of Board Failure on Core Responsibilities and Outlines Initiatives to Restore the Magic

Highlights Need for Adding Nelson Peltz and Jay Rasulo as Experienced, Independent Directors Aligned with Shareholders

NEW YORK, March 4, 2024 – The Trian Group[1], which beneficially owns $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today issued a comprehensive assessment of Disney that links years of failed oversight concerning governance, executive compensation, succession and strategy by Disney's Board of Directors to the Company's chronic underperformance. This White Paper also provides information about the qualifications and insights of Trian's two nominees for the Board and outlines initiatives that Trian believes the Board should consider to improve the governance and performance of the Company. The Disney annual meeting will be held on April 3, 2024.

Trian's White Paper is available at: https://restorethemagic.com/wp-content/uploads/2024/03/Disney-Trian-White-Paper-2024.pdf

Trian said:

"We love Disney and believe it is one of the most advantaged diversified media companies with brands, assets and loyalty that enable it to delight consumers and perform for shareholders. However, we believe Disney has lost its way in the past decade, making strategic and operational missteps that have resulted in deteriorating financial performance[2] and poor absolute and relative stock returns[3], costing shareholders billions[4]. We believe the root cause of Disney's chronic underperformance is a Board that lacks focus, and accountability and has consistently failed to fulfill its essential duties. At this critical point for Disney, we believe shareholders need independent directors who have the dedication, shareholder mindset and track record necessary to help unlock the Company's immense creative and financial potential. In our view, change is desperately needed.

Following rigorous analysis, we have outlined a number of areas in which we can bring fresh thinking, including: (i) enhancing corporate governance and accountability; (ii) accelerating media profitability; (iii) reviewing the creative engine, and (iv) clarifying Disney's strategic focus. We are confident that with Nelson Peltz and Jay Rasulo in the Disney boardroom, working collaboratively with CEO Bob Iger and Disney's other directors, we can restore the magic and generate returns that shareholders expect and deserve."

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote "FOR" Nelson Peltz and Jay Rasulo, and "WITHHOLD" on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees. For more information, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. ("Trian") is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years' operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell
(212) 451-3030
atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse
Reevemark
(212) 433-4600
Trian@reevemark.com

Investor Contacts:

Matthew Peltz
(212) 451-3060
mpeltz@trianpartners.com

Ryan Bunch
(212) 451-3176
rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh
Okapi Partners LLC
(212) 297-0720
(877) 629-6357
info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario
D.F. King & Co., Inc.
(212) 229-2634
Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates ("Trian"), and are based on publicly available information with respect to The Walt Disney Company ("Disney" or the "Company"). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian's conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," "once again," "achieve," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the "Participants") filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the "Definitive Proxy Statement") with the Securities and Exchange Commission (the "SEC") on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN'S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN'S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Source 1: Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (the "Definitive Proxy Statement")) for information regarding the members of the "Trian Group." Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $775,000, in each case as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney's share price at the close of business on February 12, 2024.

Source 2: Operating income, free cash flow and earnings per share have declined by 18%, 50% and 85%, respectively, since 2018. Source: SEC filings. Note: Earnings per share represents "Diluted EPS from continuing operations".

Source 3: Disney's total shareholder return ("TSR") (defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid) through 10/06/23 is negative over the 1, 2, 3, 4, 5, 6, 7, and 8-years prior to 10/06/23. 10/06/23 represents the trading day prior to the WSJ article titled "Nelson Peltz Boosts Disney Stake, Seeks Board Seats" by Lauren Thomas and Robbie Whelan reporting on Trian's increased beneficial ownership in Disney shares and expected request for Board representation. Additionally, Disney's TSR vs. the S&P 500 over a 1, 3, 5, and 10 year period is -34%, -66%, -89% and -168%, respectively in such periods prior to 10/06/23. We highlight the S&P 500 here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

Source 4: Disney shareholders have collectively lost over $200 billion. "Over $200 billion" represents the cumulative market value lost between Disney's all-time high closing price on 03/08/21 and 10/06/23.



Presentations



White Paper: Trian's Case for Change at Disney

3/04/2024

VIEW TRIAN'S PRESENTATION

"Adding Peltz and Rasulo would change the dynamic in the boardroom, making the directors more accountable to the shareholders they work for."

Paulina Likos
CNBC; January 18, 2024

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